ARTICLES OF INCORPORATION

OF

LEFT LANE IMPORTS, INC.

The undersigned natural person of the age of eighteen years or more, acting as the incorporator of a corporation under the Utah Revised Business Corporation Act, hereby adopts the following Articles of Incorporation for such corporation:

ARTICLE I

Name

The name of this corporation is "Left Lane Imports, Inc."

ARTICLE II

Duration

The duration of this corporation is perpetual.

ARTICLE III

Purposes

The purpose or purposes for which this corporation is organized are:

To engage in any other lawful act or activity for which corporations may be organized under the Utah Revised Business Corporation Act.

ARTICLE IV

Stock

The aggregate number of shares which this corporation shall have authority to issue is 55,000,000 shares, divided into two classes, 50,000,000 shares of common stock of a par value of one cent ($0.01) per share and 5,000,000 shares of preferred stock of a par value of one cent ($0.01) per share, with the preferred stock having such rights and preferences as the Board of Directors shall determine. Fully paid stock of this corporation shall not be liable to any further call or assessment.

ARTICLE V

Amendment

These Articles of Incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote on each such amendment.

ARTICLE VI

Shareholder Rights

The authorized and treasury stock of this corporation may be issued at such time, upon such terms and conditions and for such consideration, as the Board of Directors shall determine.  Shareholders shall not have pre-emptive rights to acquire unissued shares of stock of this corporation.  Nor shall shareholders be entitled to vote cumulatively for directors of the corporation.

ARTICLE VII

Initial Office and Agent

The name of the corporation's original registered agent and the address of its initial registered office is:

Steve Brand

2255 East Fort Union Blvd.

Salt Lake City, UT 84117

ARTICLE VIII

Directors

The number of directors constituting the initial Board of Directors of this corporation is three.  The names and addresses of persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualify, are:

James Doolin

1223 Wilshire Blvd. #912

Santa Monica, CA 90403

Steve Brand

885 East Three Fountains Drive

Salt Lake City, UT 84107

Burke Staker

9131 Maison Drive

Sandy, UT 84093

ARTICLE IX

Incorporator

The name and address of the Incorporator is:

James Doolin

1223 Wilshire Blvd. #912

Santa Monica, CA 90403

ARTICLE X

Common Directors - Transactions Between Corporation

No contract or other transaction between this corporation and one or more of its directors or any other corporation, firm, association or entity in which one or more of its directors are directors or officers or are financially interested, shall be either void or voidable because of such relationship or interest, or because such director or directors are present at the meeting of the Board of Directors, or a committee thereof which authorizes, approves, or ratifies such contract or transaction, or because his, her or their votes are counted for such purposes if:  (a) the fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves, or ratifies the contract or transaction by vote or consent sufficient for the purpose without counting the votes or consents of such interested Director; (b) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or (c) the contract or transaction is fair and reasonable to the corporation.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or committee thereof which authorizes, approves, or ratifies such contract or transaction.

ARTICLE XI

Board of Director Authorization to Change Corporate Name

The Board of Directors shall have the right to change the name of the corporation without shareholder approval to a name that reflects the industry or business in which the corporation's business operations are conducted or to a name that will promote or conform to any principal product, technology or other asset of the corporation that the Board of Directors, in its sole discretion, deems appropriate.

/s/James Doolin

James Doolin, Incorporator

STATE OF UTAH

)

) ss

COUNTY OF SALT LAKE

)

I, a Notary Public, hereby certify that on the 12th day of December, 2003, James Doolin personally appeared before me who being by me first duly sworn, declared that he is the person who signed the foregoing document as incorporator and that the statements therein contained are true.

/s/Jenohn M. Lui

NOTARY PUBLIC

Residing at Salt Lake County, Utah